Exhibit 10.1

ACQUISITION AGREEMENT

OF Shenzhen Donxon Mobile Communications Technologies Company Ltd. AND

VASLINK Technology Ltd.

RECITALS

Party A:                 Lu Shuangrong                              ID:         511112197810101721;

Party B:                 VASLINK Technology Ltd (“VASLINK”)

Address:                 Unit 704-706, 45 Tianhe Road, Tianlun Building, Yuexiu District, Guangzhou

Legal Representative:                                    Lu Shuangrong

Party C:                 Shenzhen Donxon Mobile Communications Technologies Company Ltd.;

Address:	8/F, South Block, Resources Tech Building, 1 Song Ping Shan Rd., High-tech Industrial Park, Nanshan District, Shenzhen, P.R.C. 818057

Legal Representative:                                    Lin Xiangfeng;

WHEREAS, Party A holds 100% shares of Party B;

WHEREAS, Party B is a company in Information Technology, Communications Products and Software research, development, wholesale and retail business;

WHEREAS, Party C is an Enterprise in Communication technology development, Mobile phone design, manufacturing, computer and accessories, communications equipment, Chemical Products wholesales, Import / Export and related business;

WHEREAS Party C intended to acquire Party B (the “Acquisition”);

WHEREAS Party B wholly own by Party A;

WHEREAS Party A, B, C mutually agreed Party C to acquire Party B;

WHEREAS the Acquisition has informed and accepted by Creditors, Suppliers and Licensors;

NOW, THEREFORE, in consideration of the premises, and of the representations, convenants and agreement contained herein and intending to be legally bound by the Law of Peoples Republic of China, the parties hereto agree as follows:

Article I : Party A and B Warrants (but not limited to):

1.1
Organization and Standing. Party B is duly organized, validly existing and in good standing under the laws of China, the documents of Incorporation, Business License, Annual check is current and is issued by related government agency; is in legal operating status;

1.2
Shares and Assets. Shares and Assets transfer by Party B is legitimate and authentic; And, the statement of legal ownership and limitation for Shares and Assets transferred is legitimate and authentic;

1.3
Statement of Asset and Liability. As of the date of this agreement, all written statements of Asset and Liability (no short-term bank loan, no long-term liabilities) from Party B are true and accurate;

1.4	Contracts. As of the date of this agreement, all statement of contracts related to Party B are authentic;

1.5	Labor relationship. As of the date of this agreement, all description of labor relationship are true and accurate;

1.6	Insurance. As of the date of this agreement, all statement of insurance is authentic;

1.7	Environmental Protection. As of the date of this agreement, all statement of Environment Protection Issues are true and accurate;

1.8	Debt. As of the date of this agreement, all statement of loan, debt is true and accurate;

1.9	Operation. As of the date of this agreement, all written and oral description of operation status are authentic;

1.10	Employee Matters. As of the date of this agreement, authenticity of Human Resources description: number of employee and retiree, their current positions, status of government social security payment;

1.11	Tax. As of the date of this agreement, statement of Tax reporting and Tax payment according to China Tax Rule is true and accurate;

1.12
Litigation. As of the date of this agreement, to Party B’s knowledge, there is no claims, actions, suits, proceedings or investigations pending in any court, or before any arbitrator or governmental authority, by or against or affecting or relating to Party B;

1.13	Financial Data. Statement of financial result, operating income are true and accurate. Party B warrants that the key financial data are as following:

1.13.1	Key Financial Data.

MVNO virtual operation. Party B invested and established PTT system, connect to mobile operators’ 2G/3G network, and join service operations with mobile operator. Mobile operators collect service fee for the feature from subscribed users, in turn pay Party B according agreed proportion of fees received;

Systems integration projects. Party B provides enterprise level PTT system and integration as turnkey solution for corporates. Corporate or Government as customer contract Party B to build customized PTT systems.  Corporate will make payment to Party B for the turnkey project, Party B offers ongoing maintenance and receives annual maintenance fee;

2010 revenue RMB 1,462,410 Yuan;

2011 end of August revenue RMB 852,165 Yuan;

PTT server.  PTT server includes both hardware and software.  Hardware infrastructure include SUN server, PC server, Router. Software includes PTT application with right to use license. Hardware cost: RMB 968,250; Software cost: RMB 4,682,500; Total: RMB 5,650,750;

Annual revenue and key financial indicators is in reasonable operating status.  These financial data will be the basis for final acquisition value of this agreement;

1.13.2	Related Party Transaction.

1.13.2.1	Party B revenue includes less than 20% related party transaction;

1.13.2.2	Party B net income includes less than 20% related party transaction;

1.13.2.3	Party B Accounts Receivable includes less than 20% related party transaction;

1.13.2.4	Debts hold by Party B include less than 20% debts of related party companies;

1.13.3	Accounts Receivables.

1.13.3.1	As of the date of this agreement, outstanding Accounts Receivables age no more than 1 year;

1.13.3.2	As of the date of this agreement, 60% of Outstanding Accounts Receivables base on value age no more than 3 months;

1.13.4
Payment Default. Party B shall provide a detailed list of subsidiaries and detail list of debts and loans hold by Party B’s subsidiaries to Party C; For the past 3 years, Party B, companies that Party B holds controlling interest, and companies that Party B holds 30% or more interest, companies that Party B effectively controlling, companies that Party B is net beneficiaries do not have payment default or overdue payment; if there is incident of payment default or overdue payment, Party A and Party B has disclosed to Party C in writing, and Party C has acknowledged in writing;

1.13.5	Non-Operating Income (Loss). Party B’s Net Income includes less than 10% of non-operating income (Loss);

1.13.6	Liquidity. The ratio of Cash Balance vs. Turnover is within reasonable range;

1.14	Special Guarantee

1.14.1
No Third Party Beneficiaries. As of the date of this agreement, shares hold by Party A, Party B is complete and flawless. Benefits of shares hold by Party A, Party B are not control by individual, group or agency other than Party A or Party B. Party A and Party B have made this explicit;

1.14.2
As of the date of this agreement, there is no claims, actions, suites, proceedings or investigations pending in any court, or before any arbitrator or governmental authority, by or against or affecting or relating to individual, group or agency that is beneficiaries related to shares hold by Party A, Party B.  In the event of such incidents, Party A or Party B has disclosed to Party C;

1.14.3
Claims. As of the date of this agreement, Party A and Party B have provided complete and comprehensive financial information of Party B. Any individual, group or agency that may request claim of Party A or Party B’s asset, Party A and Party B has already provide written disclosure to Party C. And, Party C has acknowledged in writing.

Article 2:                                        Party C Warrants:

2.1	Organization and Standing. Party C is duly organized and valid existing and in good standing under the law of China;

2.2	Intention. Authenticity and legality of the mergers and acquisition intention;

2.3	Has good business reputation, management capability.

2.4	Financial Status. As of the date of this agreement, statement about good financial position and economic strength is accurate;

Article 3:                                        Company Loan and Debt:

3.1
Party A, Party B and Party C agreed the completion date of Share ownership transfer from Party A to Party C as the Base Date for loan and debt assignment. Party A is liable for any Party B’s debt not disclosed Party C before Base Date.  Party C shall own any undisclosed loan make by Party B before Base Date.  Party C is liable for any Party B’s Debt and Loan signed after Base Date.  Party A is liable for any reasonable expense Party C incurred to process undisclosed Debt or Loan signed by Party B before Base Date;

3.2	Party A warrant that Party B has no Debt other than those on the Debt list provided to Party C;

Article 4:                                        Acquisition Value

Based on financial information, documents, Asset List provided by Party B, the parties mutually agree the acquisition value be RMB 7,500,000 Yuan (RMB 7.5 Million);

Any travel expense incur by Party B’s finance team before execution of the agreement will be bear by Party A;

Article 5:                                        Forms of Payment

Within 5 business days after Party A completed transfer 100% Party B’s shares to Party C, Party C will issue SKY Digital Stores Corp’s (OTCBB:SKYC) share with value equivalent to RMB7.5Million Yuan to Party A or individual designated by Party A. Unit price of SKYC share will be based on the average trading price of SKYC 7 trading days before and after execution date of this agreement;

Article 6:                                        Transfer of Asset

Party A shall transfer Party B’s company seal and stamps to individuals designated by Party C. Within 5 business days from execution date of this agreement, Party A will complete transfer the title of Party B’s share to Party C. All assets hold by Party A, Party B and related parties listed on asset list provided by Party B for the operations of Party B shall transfer to legal individuals appointed by Party C on the same day.

Article 7:                                        Transition Period Arrangements

From execution date of this agreement to complete transfer of Party B shares titles and Assets, Party A and Party B shall keep Party B intact, shall not amend Party B’s article of incorporation, distribution of share dividend and bonus, shall not resell, transfer or make guarantee using asset or shares cover by this agreement;

Article 8:                                        Risk Sharing

In the event that loan is identified after the completion of this agreement but not listed by Party A or Party B before execution of this agreement.  In regardless whether this omission is intentional or not, Pasty A has the responsibility to repay this loan;

Article 9:                                        Confidentiality

Party A, Party B and Party C shall not disclose any confidential information acquired during this co-operation to any third party. If such disclosure is required by a project, prior written approval is required other parties involved in this agreement.  Any party discloses such confidential information without prior written approval by other parties shall cover the direct or indirect damage to the other parties.

Article 10:                                        Force Majeure

10.1
Force majeure refers to unforeseen, unavoidable, unpreventable situation. Force majeure can be result of Acts of God, or caused by human factors. The former, such as earthquakes, floods, droughts, epidemics and other emergencies, the latter such as war, blockage, embargo, strikes, riots and so on.

10.2
Waiver. A party encounter force majeure incident has to notify the other parties in writing complete with supporting document within 3 days of force majeure incident. If the party cannot fulfill the party’s obligation as result of force majeure incident should terminate the agreement. If the force majeure incident results in temporary interruption to fulfill the obligation, completion date of this agreement shall be extended.  If the Party encountered force majeure incident has exercise reasonable remedial measure to avoid damage to other Parties, the Party shall not be liable for the damage.

Article 11:                                        Termination

11.1	The Parties can terminate this agreement if mutually agreed by all three parties;

11.2	If Party A or Party B breach of agreement, result in situation that the agreement cannot be completed. Party C has the right to terminate this agreement unilaterally;

11.3	If Party C breach of agreement result in situation that the agreement cannot be completed. Party A and Party B has the right to terminate this agreement;

Article 12:                                        Effect of Termination

12.1
If Party A or Party B breach of agreement, terminate or failed to meet term(s) of the agreement, Party A or Party B shall return acquisition payment make by Party C, and bear reasonable losses caused to Party C;

12.2	If Party C breach of agreement, terminate or failed to meet term(s) of this agreement, Party C shall bear reasonable losses caused to Party A and Party B;

Article 13:                                        Dispute Resolution

If there is any dispute arise from this agreement and relate to this agreement, this dispute shall submit to Shenzhen Arbitration Commission for resolution in accordance to arbitration rules in force. The arbitration ruling shall be final and binding to all parties involved in this agreement.

Article 14:                                        Effective Date

The term of this Agreement shall commence on the date this Agreement is signed by Party A, Party B, and Party C and remain in effect unless it is terminated under provision set under Article 11;

Article 15:                                        Copies of Agreement

This agreement made in 4 duplicate copies.  Party A and Party B each hold 1 copy, Party C will hold 2 copies.  Each copy shall have the same legal effect.

Party A:

/s/ Lu Shuangrong

Party B:

/s/ VASLINK Technology Ltd.

Party C:

/s/ Lin Xiangfeng

Date: Oct 12, 2011